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                                                                   EXHIBIT 10.47
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                              AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

                                  COMERICA BANK

                                       AND

                            ASYST TECHNOLOGIES, INC.

                                   $25,000,000

                                  May 15, 2004

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This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of May
15, 2004 ("Closing Date"), by and between COMERICA BANK, as successor by merger to Comerica Bank-California ("Bank") and ASYST TECHNOLOGIES, INC., a California corporation ("Borrower").

                                    RECITALS

Borrower and Bank previously entered into that certain Loan and Security Agreement, dated October I, 2002 (the "Prior Loan Agreement"). Borrower and Bank wish to amend, restate and supersede the Prior Loan Agreement pursuant to this Agreement. Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                    AGREEMENT

The parties agree as follows:

      1.    DEFINITIONS AND CONSTRUCTION.

            1.1 Definitions. As used in this Agreement, the following terms shall have the definitions set forth on Exhibit A.

            1.2 Accounting Terms. All accounting terms not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term "financial statements" shall include the accompanying notes and schedules.

      2.    LOAN AND TERMS OF PAYMENT.

            2.1 Credit Extensions.

                  (a) Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

                  (b)   Revolving Advances.

                        (i) Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Advances shall be in a minimum amount of S1,000,000 each and integral multiples of $50,000 in excess of the amount; provided that no more than five LIBOR Rate Advances shall be outstanding at any time. Borrower may prepay any Advances without penalty or premium other than LIBOR Funding Losses. Borrower shall indemnify,

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defend, and hold Bank harmless against any loss, reasonable cost, or reasonable expense incurred by Bank as a result of (a) the payment of any principal of any LIBOR Rate Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow, continue or repay any LIBOR Rate Advance on the date specified in any Payment/Advance notice provided pursuant to subsection (ii) below (other than a default by Bank).

                        (ii) Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the day which is three Business Days prior to the Business Day on which such Advance is to be made, if such Advance is to be a LIBOR Rate Advance, and one Business Day, if such Advance is to be a Prime Rate Advance. Each such notification shall include the Borrower's election as to whether the Advance is to be a LIBOR Rate Advance or a Prime Rate Advance and, if a Prime Rate Advance, the applicable Interest Period and shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon written instructions received from the Responsible Officers, or a designee of the Responsible Officers, or without instructions if in Bank's reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any written or telephonic notice given by the persons whom Bank reasonably believes in good faith to be the Responsible Officers, or a designee thereof, and Borrower shall indemnify and Bank shall have no liability to Borrower as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower's deposit account.

            2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Committed Revolving Line or the Borrowing Base at any time, Borrower shall promptly pay to Bank, in cash, the amount of such excess.

            2.3   Interest Rates, Payments, and Calculations.

                  (a)   Interest Rates.

                        (i) Advances. Except as set forth in Section 2.3(b), the LIBOR Rate Advances shall bear interest in arrears, on the outstanding Daily Balance thereof, at a rate per annum equal to two and one-half (2.5) percentage points (250 basis points) above the LIBOR Rate, and Prime Rate Advances shall bear interest at the Prime Rate, as such Prime Rate may change from time to time.

                  (b) Default Rate. All Obligations shall bear interest, upon the occurrence and during the continuance of an Event of Default, at a rate equal to four percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                  (c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, against any of Borrower's deposit accounts or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the

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Prime Rate based rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the Prime Rate based rate then applicable hereunder.

                  (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

            2.4 Crediting Payments. So long as an Event of Default does not exist, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. When an Event of Default has occurred and is continuing, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

            2.5 Fees. Borrower shall pay to Bank the following:

                  (a) Unused Line Fee. Monthly, in arrears, on the first day of each month, an Unused Line Fee equal to 0.375% per annum, of the positive difference, if any, between the Committed Revolving Line and the average Daily Balance during such month.

                  (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, within thirty (30) days after Borrower receives an invoice thereafter.

            2.6 Term.

                  (a) Initial Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for a term ending on the Revolving Maturity Date. Notwithstanding anything herein to the contrary, Borrower may terminate this Agreement upon at least ten (10) Business Days' notice to Bank, upon (a) the payment in full in cash of all outstanding Advances, (b) the payment in full in cash of all other Obligations, together with accrued and unpaid interest thereon, and (c) the payment in cash of LIBOR Funding Losses. Upon termination of this Agreement in accordance with the terms hereof, Bank agrees that Borrower shall no longer be liable for an Unused Line Fee which would accrue after the date of termination of this Agreement but for such termination.

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                  (b)   Extensions of Term. In light of Borrower's desire to
maintain financial accounting treatment of the Credit Extensions as long term debt on the financial statements of Borrower, Borrower and Bank agree that, at Borrower's request made at any time during the period which precedes the final twelve (12) months of the term hereof (as it may be extended from time to time), Borrower and Bank shall discuss and consider a one (1) year extension of the then effective Revolving Maturity Date, any such extension to be on mutually acceptable terms and conditions. Any such agreement to extend shall be effective only if in writing and signed by both Borrower and Bank. Borrower and Bank acknowledge and agree that Bank has not committed or agreed to any such extension and that Bank may determine, in its sole discretion and for any reason whatsoever, to not grant any such requested extension of the term.

            2.7 Special Provisions Relating to LIBOR Rate.

                  (a) The LIBOR Rate may be adjusted by Bank on a prospective basis to take into account any additional or increased costs to Bank of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, Bank shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Bank, Borrower may require Bank to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment; provided, however, that Borrower shall not be obligated to pay Bank such additional compensation attributable to any period prior to the date that is 90 days prior to the date on which Bank gave notice to Borrower of the increased LIBOR Rate.

                  (b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Bank, make it unlawful or impractical for Bank to fund or maintain Advances bearing interest at the LIBOR Rate, or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Bank shall give notice of such changed circumstances to Borrower and, in the case of any LIBOR Rate Advances that are outstanding, the date specified in Bank's notice shall be deemed to be the last day of the Interest Period of such Advances, and such LIBOR Rate advances shall be automatically converted to Prime Rate Advances.

                  (c) Bank shall not be required to acquire Eurodollar deposits to fund or otherwise match fund any Advances as to which interest accrues at the LIBOR Rate. The determination of a LIBOR Funding Loss and the provisions of this Section shall apply as if Bank had match funded any Advance at issue by acquiring Eurodollar deposits for the applicable Interest Period in the amount of such Advance.

                  (d) If, after the date hereof, Bank reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by

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any governmental authority charged with the administration thereof, or (ii)
compliance by Bank with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change, or compliance (taking into consideration Bank's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Bank to be material, then Bank may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Bank on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Bank of a statement in the amount and setting forth in reasonable detail Bank's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Bank may use any reasonable averaging and attribution methods.

      3. CONDITIONS OF LOANS.

            3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                  (a)   this Agreement;

                  (b) an officer's certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                  (c)   agreement to provide insurance;

                  (d) payment of the fees and Bank Expenses then due specified in Section 2.5;

                  (e) a certified copy of Borrower's investment policy as adopted by Borrower's Board of Directors;

                  (f) current financial statements in accordance with Section 6.2; and

                  (g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

            3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                  (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1(b)(iii); and

                  (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no

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Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts in all material respects referred to in this Section 3.2(b).

      4.    CREATION OF SECURITY INTEREST.

            4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in Schedule 4.1 and except for Liens which constitute Permitted Liens pursuant to paragraph (c) of the definition thereof (and any Liens incurred in connection with extensions, renewals or refinancing of the indebtedness secured by such Permitted Liens), upon the due filing of appropriately completed financing statements with the applicable governing filing offices or upon taking such additional actions as may be required by the Code or other applicable law, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

            4.2 Termination of Security Interest. Upon the payment in full of all amounts due under this Agreement and of all other Obligations, Bank shall, at the reasonable cost and expense of Borrower, execute and deliver to Borrower all such documents and instruments that shall be necessary to evidence termination of this Agreement and the security interests created hereunder.

            4.3 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the reasonable request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain "control" of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term "control" are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank.

            4.4 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior written notice, from time to time during Borrower's usual business hours but no more than (a) once per calendar year, if no Obligations are outstanding, (b) twice per calendar year, if Obligations are outstanding and Borrower was not profitable for the prior completed fiscal year, (c) once per calendar year, if Obligations are

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outstanding and Borrower was profitable for the prior completed fiscal year, and
(d) no restrictions, if an Event of Default has occurred and is continuing, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

      5.    REPRESENTATIONS AND WARRANTIES.

      Borrower represents and warrants as follows:

            5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

            5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any material agreement by which it is bound, which default would reasonably be expected to have a Material Adverse Effect.

            5.3 Collateral. Borrower has good title to the Collateral, free and clear of Liens, except for Permitted Liens. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered to or performed for the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor, other than customary testing and acceptance procedures and conditions consistent with Borrower's past practices and ordinary course of business. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule 5.3. as of the Closing Date, and as may be permitted by Bank pursuant to Sections 7.7, 7.10 and other provisions of this Agreement, no Collateral is maintained or invested with a Person other than Bank or an affiliate of Bank. Borrower shall provide to Bank an updated Schedule 5.3, certified by the Chief Financial Officer of Borrower, within 30 days of reasonable written request from Bank (which request may not be made more than twice per calendar year unless an Event of Default has occurred and is continuing).

            5.4 Intellectual Property. Borrower is the sole owner or licensee or otherwise has the right to use of the Intellectual Property, except for licenses granted by Borrower to its customers in the ordinary course of business, and except where lack of such ownership, license or right of use would not reasonably be expected to cause a Material Adverse Effect. To the best knowledge of Borrower, no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual

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Property violates the rights of any third party, except to the extent such judgment or claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule 5.4. Borrower's rights as a licensee of intellectual property do not give rise to more than 5% of its gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

            5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule 5.5, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. Borrower's state of incorporation is California.

            5.6 Litigation. Except as set forth in the Schedule 5.6, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which if adversely determined would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral.

            5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank in connection with the request for credit granted by this Agreement fairly present in all material respects Borrower's consolidated and consolidating financial condition as of and for the period presented. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

            5.8 Solvency, Payment of Debts. As of the Closing Date and after giving effect to the full funding of all Advances permitted hereunder, Borrower is able to pay its debts (including trade debts) as they mature; the fair market value of Borrower's assets (including goodwill minus disposition costs) exceeds the amount that will be required to be paid on its liabilities as they mature; and Borrower is not left with unreasonably small capital to carry on its business as conducted after the transactions contemplated by this Agreement.

            5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that would have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, nor as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the applicable provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all applicable environmental laws, regulations and ordinances, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to


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be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

            5.10 Subsidiaries. All Subsidiaries owned as of the Closing Date are set forth in the Schedule 5.10.

            5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

            5.12 Inbound Licenses. Except as disclosed on the Schedule 5.12, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property, where such license or agreement or other property is materially necessary to the conduct of Borrower's business.

            5.13 Full Disclosure. No representation, warranty or other statement made as of the date such representations and warranties are made or deemed made by Borrower in any certificate or written statement furnished to Bank pursuant to this Agreement taken together with all such certificates and written statements furnished to Bank contains any materially untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements in light of the circumstances under which they were made not materially misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

      6.    AFFIRMATIVE COVENANTS.

      Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

            6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries' corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall deliver to Bank Borrower's organization number issued in connection with Borrower's incorporation. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where Borrower's failure to comply with ERISA is not reasonably likely to result in Borrower's incurring any liability that would have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall

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maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

            6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within 50 days after the end of each fiscal quarter, a company-prepared consolidated and consolidating balance sheets and income statements covering Borrower's consolidated and consolidating operations during such quarterly fiscal period, in a form that fairly presents, in all material respects, the financial condition of Borrower as of the end of such quarterly fiscal period, and certified by one of the Responsible Officer; (b) as soon as available, but in any event within 100 days after the end of Borrower's fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied (except as otherwise disclosed in such financial statements), together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm of recognized national standing;
(c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K (within 100 days of fiscal year end) and 10-Q (within 50 days of fiscal quarter end) filed with the Securities and Exchange Commission; (d) promptly upon receipt of written notice thereof, a report of any legal actions pending against Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect; (e) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (f) within 30 days of reasonable written request from Bank (which request may not be made more than twice per calendar year unless an Event of Default has occurred and is continuing), a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations.

                  (a) Prior to any initial borrowing hereunder, and thereafter so long a Obligations are outstanding within 20 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by one of the Responsible Officers in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable.

                  (b) Within 50 days after the last day of each fiscal quarter, Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate signed by one of the Responsible Officers in substantially the form of Exhibit E hereto.

                  (c) As soon as possible and in any event within three (3) business days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of one of the Responsible Officers setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

                  (d) Bank shall have a right from time to time hereafter to audit Borrower's Accounts and appraise Collateral at Borrower's expense, provided that such audits

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will be conducted no more often than every 6 months and only while Credit
Extensions are outstanding, following reasonable written notice and subject to reasonable conditions, unless an Event of Default has occurred and is continuing, in which case Bank may conduct shall audits and appraisals as and when it deems appropriate (but only while Credit Extensions are outstanding).

            6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all payment disputes and claims from customers involving more than $1,000,000.

            6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all applicable material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on reasonable demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower, and except where failure to file such returns or to pay such taxes would not reasonably be expected to have a Material Adverse Effect.

            6.5 Insurance.

                  (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower's.

                  (b) All such policies of insurance shall be in such form and with such companies as are reasonably satisfactory to Bank, and in such amounts as provided in Section 6.5(a). All policies of property insurance shall contain a lender's loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 10 days notice to Bank before canceling its policy due to non-payment and at least 20 days notice to Bank before canceling its policy for any other reason. Upon Bank's reasonable request, Borrower shall deliver to Bank a certificate or certificates of insurance with respect to all of Borrower's insurance policies. If no Event of Default has occurred and is continuing, proceeds payable under any property policy will, at Borrower's option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, as provided under this Agreement. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank's option, be payable to Bank to be applied on account of the Obligations.

            6.6 Primary Depository and Operating Accounts. Borrower shall maintain those primary depository and operating accounts maintained by Borrower in the United States and with respect to Borrower's operations in the United States with Bank.

            6.7 Financial Covenants. Borrower shall maintain, as of the last day of each fiscal quarter unless stated otherwise:

                  (a) Maximum Net Loss. Net Loss (calculated on an after-tax basis, excluding depreciation, amortization and other non-cash items (an non-cash items causing future cash effect shall be deducted in such future period), all determined in accordance with GAAP) not to exceed the following amounts:

                  Quarter Ending                Net Loss

                  3/31/04                       <$8.5 million>

                  6/30/04 and thereafter        $1.00 net profit

                  (b) Minimum Liquidity. Maintain as of the Closing Date and at all times thereafter a balance of cash and Cash Equivalents held in the United States of at least $35,000,000, certified by Borrower to Bank quarterly, of which at least $5,000,000 shall be held in checking, money market or other accounts maintained at Bank, measured daily.

            6.8 Intellectual Property Rights.

                  (a) Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights material to the ordinary conduct of its business as determined by Borrower, (ii) use commercially reasonable efforts to detect infringements of such material Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which consent shall not be unreasonably withheld.

                  (b) Bank may, at Bank's expense, audit upon prior reasonable written notice Borrower's Intellectual Property to confirm compliance with this
Section 6.8, provided such audit may not occur more often than twice per calendar year, unless an Event of Default has occurred and is continuing.

            6.9 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

      7.    NEGATIVE COVENANTS.

      Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank's prior written consent, which shall not be unreasonably withheld:

            7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, to "Transfer"), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property, other than Permitted Transfers.

            7.2 Change in Name, Location or Executive Office, Change in Business; Change in Fiscal Year. Change its name, the state of Borrower's incorporation or organization, or relocate its chief executive office without 30 days prior written notification to Bank; engage in any business other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end.

            7.3 Mergers or Acquisitions. Merge or consolidate with or into any other Person (other than mergers or consolidations, or the liquidation, winding up or dissolution, of a Subsidiary into another Subsidiary or into Borrower, or all or any part of the business, property or assets of a Subsidiary may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transaction from a Subsidiary to another Subsidiary or into Borrower), or acquire all or substantially all of the capital stock or property of another Person except Permitted Investments or except where (i) the surviving entity has a credit rating and creditworthiness, as determined by Bank in the exercise of its reasonable commercial judgment, equal to or better than that of Borrower, (ii) the surviving entity is in a similar line of business as Borrower or its Subsidiaries, (iii) the surviving entity expressly and unconditionally assumes the due and punctual performance of all obligations under this Agreement and (iv) no Event of Default has occurred, is continuing or would exist after giving effect to the transactions.

            7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. Borrower shall be permitted to repay or prepay any Indebtedness owed by Borrower under any agreement to which Borrower is a party, including any agreement involving Indebtedness of a Subsidiary provided that (i) such repayment or prepayment is not otherwise expressly prohibited by this Agreement or any Loan Document, and (ii) both before and after giving effect to such repayment or prepayment, no Event of Default has occurred and is continuing, or will result therefrom.

            7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower's Intellectual Property.

            7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that

Borrower may (a) pay dividends or distributions or redeem, repay, prepay or convert Subordinated Debt, in each case only in Borrower's or a Subsidiary's equity securities, (b) so long as no Event of Default exists, repurchase the stock of former employees pursuant to stock repurchase agreements or contractual obligations, (d) make any redemption of securities with the proceeds received from a the substantially concurrent issue of new shares of capital stock, and
(e) distribute and redeem rights under any stockholder rights plan; provided no distribution of capital stock that also constitutes a Permitted Investment shall be prohibited by the application of this Section.

            7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments.

            7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person; provided that the foregoing restriction shall not apply to (a) any transaction between Borrower's wholly-owned Subsidiaries or Borrower and its Subsidiaries,
(b) reasonable and customary fees paid to members of the Board of Directors of Borrower and its Subsidiaries or (c) the raising of new equity for Borrower with respect to the pricing of such equity.

            7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or as allowed consistent with Section 8.8, or amend any provision contained in any documentation relating to the rate of interest, frequency of payment, maturity date (either shortening or increasing the term), or the unsecured and subordinated nature of the Subordinated Debt, or any other provision which could materially adversely affect Bank's interests without Bank's prior written consent which consent shall not be unreasonably withheld.

            7.10 Inventory and Equipment. Except for Inventory sold in the ordinary course of business or pursuant to Permitted Transfers, and except for such other locations as Bank may approve in writing, which approval shall not be unreasonably withheld, Borrower shall keep the Inventory and Equipment only at the locations set forth in Schedule 7.10 and such other locations of which Borrower gives Bank prior written notice, and as to which Bank's security interest is perfected (including by way of delivery of any and all warehouse receipts as may be issued in connection with such Inventory).

            7.11 Compliance. Become or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

      8.    EVENTS OF DEFAULT.

      Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

            8.1 Payment Default. If Borrower fails to pay to Bank (i) principal when due or (ii) interest and any of the other Obligations when due and such failure to pay shall not have been cured within five (5) days after Borrower shall have received written notice from Bank of such failure to pay;

            8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank executed in connection therewith and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 30 days after Borrower receives notice or Knowledge thereof; provided, however, that if the default cannot by its nature be cured within the 30 day period or cannot after diligent attempts by Borrower be cured within such 30 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

            8.3 Defective Perfection. If Bank shall receive at any time following the Closing Date a Lien search report indicating that except as provided in the Schedule 7.5 and except for the Permitted Liens described in paragraphs (c), (e) - (m) and (p) (with respect to (p), to the extent any such refinancing, extension or renewal relates to Permitted Liens described in such paragraphs (c), (e) - (m)), Bank's security interest in the Collateral purported to be covered by this Agreement is not prior to all other security interests or Liens of record reflected in the report on such Collateral, other than due to the failure of Bank to take any action to protect or perfect its security interest with respect to such Collateral, and such occurrence has not been cured within 30 days after Borrower shall have received notice of such failure from Bank;


            8.4 Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

            8.5 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 45 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets valued in the aggregate in excess of $5,000,000 by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and any of the same is not paid within 45 days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or extinguished, or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

            8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 60 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

            8.7 Other Agreements. If there is a default (after giving effect to any applicable cure period) in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $5,000,000 or that could have a Material Adverse Effect;

            8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt (including any mandatory redemption upon the occurrence of a "Change in Control" under the Indenture, other than any such redemption which is funded by a combination of no more than $5,000,000 in cash and where the balance is paid in common stock of Borrower), except for regularly scheduled payments of interest with respect to Subordinated Debt in existence as of the Closing Date and except for payment otherwise allowed under any subordination agreement entered into with Bank with respect to other Subordinated Debt;

            8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $5,000,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 60 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

            8.10 Misrepresentations. If, as of the date a representation or warranty is made or deemed made, any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement, or to induce Bank to enter into this Agreement or any other Loan Document.

      9.    BANK'S RIGHTS AND REMEDIES.

            9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                  (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

                  (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                  (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                  (d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank at a location reasonably convenient to both parties. Borrower authorizes Bank to enter the premises in accordance with local laws where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                  (e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                  (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                  (g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank reasonably deems appropriate;

                  (h)   Bank may credit bid and purchase at any public sale; and

                  (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

            9.2 Power of Attorney. Exercisable only upon the occurrence and during the continuance of an Event of Default and while any Obligations are outstanding, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to:
(a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated, but shall be exercisable only so long as an Event of Default continues and any Obligations are outstanding.

            9.3 Accounts Collection. Upon the occurrence and continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. So long as an Event of Default shall continue and any Obligations are outstanding, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

            9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank reasonably deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in
Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be promptly due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

            9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices and Section 9-207 of the Code, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower; except where such loss, damage or destruction results from the gross negligence or willful misconduct of Bank or Bank's failure to comply with Section 9-207 of the Code.

            9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

            9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

      10.   NOTICES.

      Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

            If to Borrower:                      Asyst Technologies, Inc.
                                                 48761 Kato Road
                                                 Fremont, CA 94538
                                                 Attn: Chief Financial Officer
                                                 FAX: (510)661-5151

            If to Bank:                          Comerica Bank
                                                 2321 Rosecrans Ave., Ste. 500
                                                 El Segundo, CA 90245
                                                 M/C 4604
                                                 Attn: Manager
                                                 FAX: (310)338-6110

            with a copy to:                      Comerica Bank
                                                 226 Airport Parkway
                                                 San Jose, CA 95110
                                                 Attn: Robert Shutt
                                                 FAX: (408)451-8568

      The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

      11.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

      This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES

AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

      12.   GENERAL PROVISIONS.

            12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder to any Person other than a competitor of Borrower.

            12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and
(b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct. Bank may not enter into any settlement or other compromise with respect to any claim covered by the indemnity set forth in this Section 12.2 without giving reasonable advance notice thereof to Borrower. If Bank or any other indemnified party obtains recovery of any of the amounts that Borrower has paid to them pursuant to the indemnity set forth in this Section, then Bank or such other indemnified party, as applicable, shall promptly pay to Borrower such amounts paid by Borrower.

            12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

            12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents. This Agreement amends, supersedes and restates the Prior Loan Agreement.

            12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

            12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

            12.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower,
(ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or
(b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

            12.9 Designated Senior Indebtedness. Bank and Borrower agree that the Obligations are intended to be and shall be "Designated Senior Indebtedness" under and as defined in the Indenture.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                         ASYST TECHNOLOGIES, INC.

                                         By: /s/ Stephen S. Schwartz
                                             ----------------------------------
                                         Title: Chairman, Chief Executive
                                                Officer and President

                                         By: /s/ David L. White
                                             ----------------------------------
                                         Title: Senior Vice President and
                                                Chief Financial Officer

                                         COMERICA BANK, as successor by merger
                                         to Comerica Bank-California

                                         By: /s/ [ILLEGIBLE]
                                             ----------------------------------
                                         Title: Senior Vice President

                                    EXHIBIT A

DEFINITIONS

"Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

"Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

"Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

"Agreement" means this Amended and Restated Loan and Security Agreement (as further amended or restated from time to time).

"Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

"Borrower", as used in this Agreement, shall mean and refer to Asyst Technologies, Inc., and shall, unless expressly otherwise provided, not mean or refer to Borrower's Subsidiaries or Affiliates.

"Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

"Borrowing Base" means an amount equal to 100% of Borrower's deposits at Bank plus 80% of Eligible Accounts and Eligible Foreign Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or Washington are authorized or required to close.

"Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;
(ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's; (iii) corporate securities, including corporate bonds and medium-term notes, which carry a long-term credit rating of A or A2; (iv) corporate securities or commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (v) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by Bank or by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia or any foreign country recognized by the United States that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 (or the foreign currency equivalent thereof) and (c) has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (vi) auction-rate preferred securities from U.S. issuers maturing no more than one year from the date of acquisition thereof and having, at the time of acquisition thereof, a rating of at least AAA from S&P or Aaa from Moody's; and (vii) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

"Closing Date" has the meaning given to such term in the preamble of this Agreement.

"Code" means the California Uniform Commercial Code.

"Collateral" means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B. except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral.

"Committed Revolving Line" means a credit extension of up to $25,000,000.

"Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

"Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

"Credit Extension" means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

"Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

"Daily Balance" means the amount of the Obligations owed at the end of a given day.

"Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business, billed and invoiced by Borrower in the United States, that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower 30 days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) That portion of Accounts which the account debtor has failed to pay within 90 days of invoice date;

(b) Accounts with respect to an account debtor, 50% of whose Accounts are ineligible under clause (a) above;

(c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(e) Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed 50% of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j) That portion of Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its reasonable commercial judgment, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim) after inquiry and consultation with Borrower, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k) That portion of other Accounts the collection of which Bank determines after inquiry and consultation with Borrower, in the exercise of Bank's reasonable commercial judgment, to be doubtful.

"Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured under foreign credit insurance on terms and by an insurer acceptable to Bank,
(iii) are Specified Foreign Accounts, or (iv) that Bank approves on a case-by-case basis. Eligible Foreign Accounts shall not include that portion of which Borrower has factored, pledged or sold as security for any credit or debt obligation of or to Borrower.

"Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"Event of Default" has the meaning assigned in Article 8.

"GAAP" means generally accepted accounting principles which are applicable to the circumstances as of the date of determination.

"Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

"Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, synthetic lease agreements or similar instruments, (c) all capital lease obligations that, in accordance with GAAP would appear on a balance sheet and (d) all Contingent Obligations.

"Indenture" means that certain Indenture, dated as of July 3, 2001, entered into by Borrower and State Street Bank and Trust Company of California, N.A., as Trustee, with respect to Borrower's 5 3/4% Convertible Subordinated Notes due 2008.

"Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"Intellectual Property" means all of Borrower's right, title, and interest in and to the following:

(a)   Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents;

(g) All proceeds and products of the foregoing other than those arising in connection with the creation of Accounts (which proceeds shall be included in the definition of Collateral).

"Interest Period" means, for each Advance, a period of approximately one, two, three or six months as Borrower may elect, provided that the last day of an Interest Period for an Advance shall be determined in accordance with the practices, of the LIBOR interbank market as from time to time in effect.

"Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

"Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Knowledge" shall mean the following: an individual will be deemed to have knowledge of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Borrower will be deemed to have knowledge of a particular fact or other matter if the chief executive officer, chief operating officer, chief financial officer, controller, treasurer, president, senior vice president or other such officer of Borrower has, or at any time had, Knowledge of such fact or other matter.

"LIBOR Base Rate" means, for any Interest Period, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

"LIBOR Funding Loss" shall be deemed to equal the amount determined by Bank to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of an Advance had the prepayment or failure to continue or repay such Advance not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Bank would be offered were it to be offered, at the commencement of such period, deposits in U.S. dollars of a comparable amount and period in the London interbank market.

"LIBOR Rate" shall mean, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

"LIBOR Rate Advance" shall mean any Advance which bears interest at a rate based upon the LIBOR Rate pursuant to Sections 2.1 and 2.3 hereof.

"Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

"Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

"Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

"Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

"Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, as amended or extended from time to time, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

"Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of this Agreement, as amended or extended from time to time.

"Permitted Indebtedness" means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)   Indebtedness existing on the Closing Date and disclosed in the Schedule
      7.5;

(c) Indebtedness, including arising under capital leases, not to exceed $1,000,000 in the aggregate secured by a lien described in clause (c) of the definition of "Permitted Liens," provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)   Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the usual course of business;

(g) Indebtedness of a Subsidiary to Borrower or to any other Subsidiary of Borrower;

(h) Indebtedness in respect of Hedge Agreements incurred in the ordinary course of business to hedge exchange rate risks;

(i) Indebtedness of Borrower's Subsidiaries other than Asyst Shinko, Inc. ("ASI") not to exceed $25,000,000 in the aggregate and, in the case of ASI, not to exceed $30,000,000 (whether or not repayment in the individual or aggregate is guaranteed by Borrower);

(j) Other Indebtedness not to exceed in the aggregate $5,000,000 at any time outstanding; and

(k)   Extensions, refinancings and renewals of any items of Permitted
      Indebtedness.

"Permitted Investment" means:

(a)   Investments existing on the Closing Date disclosed in the Schedule 7.7;

(b) Cash Equivalents and Investments made pursuant to Borrower's investment policy in effect as of the Closing Date;

(c) Repurchases of stock from former employees, officers or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed $1,000,000 in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;

(d) Investments accepted in connection with Permitted Transfers or asset sales pursuant to Section 7.1;

(e) Investments (whether consisting of the purchase of securities, loans, capital contributions or otherwise) of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in or to Subsidiaries or in and to Persons which simultaneously with such Investments become Subsidiaries (provided that accounts payable of Subsidiaries owing to Borrower incurred in the ordinary course of business are not subject to the foregoing limitations) not to exceed $5,000,000 in the aggregate in any fiscal year with respect to other Investments (whether consisting of the purchase of securities, loans, capital contributions or otherwise) in Subsidiaries or other Persons;

(f) Investments consisting of (i) compensation of employees, officers and directors of Borrower so long as the Board of Directors determines that such compensation in the best interests of Borrower, (ii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower's Board of Directors, and (iv) employee loans existing on the Closing Date;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower's business;

(h) Investments consisting of accounts receivable, notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(j) Except as permitted under clause (e) above, joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the exclusive or non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $5,000,000 in the aggregate in any fiscal year;

(k) Investments constituting acquisitions permitted under Section 7.3 and the resulting Investments owned by such acquired Person;

(l) Investments (whether consisting of the purchase of securities, loans, capital contributions or otherwise) of Subsidiaries in or to other Subsidiaries or in or to Borrower;

(m) Investments constituting Hedging Agreements or payments or advances under Hedging Agreements entered into in the ordinary course of business for the purpose of hedging exchange rate risk;

(n) Investments consisting of capital expenditures or Investments made pursuant to capital leases in the aggregate not to exceed $5,000,000 during any fiscal quarter;

(o) Investments consisting of securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Borrower or any of its Subsidiaries or as security for any such Indebtedness or claim;

(p) Inter-company loans permitted under the definition of "Permitted Indebtedness"; and

(q) Other Investments aggregating not in excess of $5,000,000 in an fiscal year.

"Permitted Liens" means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank's security interests;

(c) Liens not to exceed $1,000,000 in the aggregate (i) upon or in any property acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such property or indebtedness incurred solely for the purpose of financing the acquisition of such property, or (ii) existing on such property at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such property;

(d) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;

(e) Liens in favor of other financial institutions arising in connection with Borrower's deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(f) Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons and other Liens imposed by law;

(g) Liens incurred or deposits made in the ordinary course of Borrower's or a Subsidiary's business in connection with worker's compensation, unemployment insurance social security and other like laws, or to secure the performance of tenders, statutory obligations, surety, bid and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations;

(h) Leases, subleases, licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the conduct of the business of Borrower, and any interest or title of a lessor, sublessor, licensor or sublicensor or under any lease, sublease, license or sublicense;

(i) Liens in favor of customs revenue authorities arising as a matter of law to secure payment of customs, duties in connection with the importation of goods;

(j) Liens which constitute rights of set-off of a customary nature of bankers' liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business;

(k) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(l) Liens for reasonable and customary fees, charges and expenses in favor of a trustee under any indenture relating to Subordinated Debt securing only amounts due to such trustee thereunder;

(m) Any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(n) Other Liens, not otherwise permitted herein, which Indebtedness securing such Liens do not in the aggregate exceed $5,000,000 at any time;

(o) Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a Material Adverse Effect on Borrower and its Subsidiaries taken as a whole; and

(p) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (o) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

"Permitted Transfer" means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)   Inventory in the ordinary course of business;

(b) Licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)   Surplus, worn-out or obsolete property;

(d)   Inventory and Equipment to Solectron Corporation;

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

(e)   Transfers from any Subsidiary to Borrower;

(f) Transfers from Borrower to any Subsidiary not greater than $10,000,000 in any fiscal year;

(g) Assets that are sold or otherwise disposed of for cash or any other consideration which represents the fair market value thereof;

(h) Assets which are substantially concurrently received in exchange for assets which are to be used in the business of Borrower or any Subsidiary;

(i) Transfers permitted under Section 7.3 (Mergers or Acquisitions) of the Agreement;

(j) In order to resolve disputes that occurring the ordinary course of business, so long as no Event of Default exists, Borrower and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(k) Transfers of condemned property to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty of the respective insurer of such property or its designee as party of an insurance settlement;

(l) Sales or other dispositions of Permitted Investments for fair market value;

(m) Sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection;

(n) Other assets of Borrower or its Subsidiaries which do not in the aggregate exceed $500,000 per transaction or $2,500,000 in the aggregate per fiscal year.

"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

"Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

"Prime Rate Advance" shall mean any Advance which bears interest at a rate based upon the Prime Rate pursuant to Sections 2.1 and 2.3 hereof.

"Prior Loan Agreement" has the meaning set forth in the recitals to this Agreement.

"Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or
(ii) any category of extensions of credit or other assets which include
Advances.

"Responsible Officer" means Borrower's then serving Chief Executive officer and Chief Financial Officer.

"Revolving Facility" means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(b) hereof.

"Revolving Maturity Date" means May 15, 2006.

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

"Schedule" means the Schedule of exceptions attached hereto, if any.

"Specified Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are due from any of Texas Instruments, Mattson Thermal, St Microelectronics PTE Ltd, Chartered Semiconductor/Chartered Silicon Partners PTE, United Microelectronics, Semiconductor Manufacturing International Corporation, Systems on Silicon Manufacturing Company, Fuji Research Institute, Nikon Corporation, Tokyo Electron Limited, or TSMC (Taiwan Semiconductor Mfg. Co.), and (ii) the portion of which the account debtor has not failed to pay within 90 days of invoice date.

"Subordinated Debt" means the 5 3/4% Subordinated Convertible Notes due 2008, as amended, supplemented, extended, restated, renewed or otherwise modified from time to time ("Convertible Notes") and any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

"Subsidiary" means any corporation, association, limited liability company, joint venture, partnership or other business entity in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

"Trademarks" means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

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